Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

NEAPH ACQUISITIONCO, INC.

FIRST:	The name of this corporation shall be: NEAPH Acquisitionco, Inc.

SECOND:	Its registered office in the State of Delaware is to be located at:

1209 Orange Street, in the City of Wilmington, County of New Castle, 19801, and its registered agent at such address is: The Corporation Trust Company.

THIRD:	The purpose or purposes of the corporation shall be:

To carry on any and all business and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:	The total number of shares of stock which this corporation is authorized to issue is:

One Hundred (100) shares of Common Stock, par value $0.0001 per share.

FIFTH:	The name and mailing address of the sole incorporator is as follows:

NAME	MAILING ADDRESS

Rajah Husain	c/o Goodwin Procter LLP 620 Eighth Avenue New York, NY 10018

SIXTH:	In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the corporation.

SEVENTH:	Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

EIGHTH:	A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware

General Corporation Law is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware. No amendment, modification or repeal of this Article EIGHTH shall adversely affect the rights and protection afforded to a director of the corporation under this Article EIGHTH for acts or omissions occurring prior to such amendment, modification or repeal.

NINTH:	The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and to add or insert other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article NINTH.

TENTH:	The corporation shall, to the fullest extent permitted by applicable law, indemnify any persons made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate was a director or officer of the corporation or any predecessor of the corporation, or services or served in any other enterprise as a director or officer at the request of the corporation or any predecessor to the corporation. No amendment to or repeal of this Article TENTH shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

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IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed, and acknowledged this Certificate of Incorporation this 11th day of May, 2018.

/s/ Rajah Husain
Rajah Husain
Incorporator

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